EXHIBIT 99.1

April 25, 2006

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced a net loss for the first quarter of 2006 of $304,000, or $.10 per diluted share, compared to net income of $1.23 million, or $.39 per diluted share, for the same period last year. The net loss is a result of approximately $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt in February 2006. In addition, certain securities were sold in order to pay off the debt at a net loss of approximately $150,000. The decrease in net income was also due to an increase of $535,000 in the provision for loan losses over the same period last year.

Net interest income was $4.60 million for the first quarter of 2006, a decrease of $159,000 compared to the same quarter last year. Net interest margin decreased to 3.13% for the first quarter of this year from 3.18% for the first quarter of last year. Interest income increased to $8.54 million for the first quarter of 2006 from $7.89 million during the same period last year. Average interest-earning assets decreased approximately 2.0% to $596.9 million; however, the average yield increased from 5.26% for the first quarter of 2005 to 5.80% for the first quarter of 2006 with a shift in earning assets from investment securities to higher-yielding loans. Total interest expense increased $805,000 to $3.94 million during the first quarter of 2006 from $3.13 million during the same period last year. Although average interest-bearing liabilities decreased 2.1% from last year to $527.1 million, their cost increased to 3.03% during the first quarter of this year from 2.36% in the first quarter of last year. This is largely the result of increased rates on money market accounts, certificates of deposit and repurchase agreements.

The provision for loan losses increased to $610,000 during the first quarter of 2006 from $75,000 during the first quarter of last year. The higher provision for loan losses in the first quarter of 2006 is a result of increased bankruptcy filings by bank customers associated with recent bankruptcy law changes and additional specific reserves on two commercial loans. Net charge-offs were $175,000, or 0.17% of total average loan (annualized) in the first quarter of 2006, compared to $169,000, or 0.17% (annualized), for the same period of 2005. Non-performing loans totaled $8.1 million at March 31, 2006, relatively unchanged from December 31, 2005. The percentage of the allowance for loan losses to total loans was 1.06% at March 31, 2006.

Non-interest income, excluding losses on sales of securities, was $2.13 million for the first quarter of 2006, relatively unchanged from the $2.12 million earned in the first quarter of 2005. Service charges and fees increased 10.3% from last year due to an increase in fees on overdrawn accounts. The Company realized $150,000 in net securities losses in the first quarter of 2006 from the sale of $17.9 million in securities. No securities were sold in the first quarter of 2005.

Non-interest expense increased $1.4 million, or 27.6%, to $6.76 million for the first quarter of 2006 from $5.30 million for the first quarter of 2005. This increase is largely the result of $1.5 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt.

On March 21, 2006 the Board of Directors declared a dividend of $0.27 per share, payable April 28, 2006 to shareholders of record on March 31, 2006. This amount of dividend represents a 3.8% increase from the first quarter of 2005.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Statements of Income
Interest income	$8,539	$8,526	$8,299	$8,168	$7,893
Interest expense	3,939	3,812	3,551	3,271	3,134

Net interest income	4,600	4,714	4,748	4,897	4,759
Provision for loan losses	610	300	275	125	75
Non-interest income	1,981	2,067	2,085	2,096	2,119
Non-interest expenses	6,760	5,376	5,686	5,507	5,299

Income before income taxes	(789)	1,105	872	1,361	1,504
Income taxes	(485)	144	93	223	277

Net income	$(304)	$961	$779	$1,138	$1,227

Per Share Data
Basic earnings per share	$(0.10)	$0.30	$0.25	$0.36	$0.39
Diluted earnings per share	(0.10)	0.30	0.25	0.36	0.39
Dividends per share	0.27	0.26	0.26	0.26	0.26
Book value at quarter end	18.08	18.10	18.15	18.33	17.93
Average basic shares outstanding	3,174	3,164	3,164	3,159	3,159
Average diluted shares outstanding	3,175	3,166	3,170	3,166	3,170

Balance Sheet Items (Quarter End)
Total assets	$633,667	$650,248	$654,678	$648,349	$653,371
Securities	149,242	171,567	176,154	180,578	176,667
Loans	424,947	417,623	413,869	408,875	400,540
Allowance for loan losses	4,493	4,058	4,073	4,067	4,118
Deposits	474,542	447,626	448,592	445,770	450,852
Long-term debt	61,361	109,039	109,709	110,371	111,026
Total shareholders’ equity	57,125	58,498	58,654	59,222	57,850

Selected Financial Ratios
Return on average assets	(0.19)%	0.58%	0.47%	0.70%	0.76%
Return on average equity	(2.11)	6.37	5.20	7.85	8.45
Dividend payout ratio	NM	86.67	104.00	72.22	66.67
Net interest margin	3.13	3.08	3.10	3.27	3.18
Average loans to average total assets	65.15	63.10	62.77	62.17	60.96
Average equity to average total assets	9.05	9.05	9.06	8.96	8.95
Total risk-based capital ratio (at quarter end)	14.68	14.96	14.94	14.95	15.15
Non-performing loans to total loans	1.90	1.96	1.99	0.96	0.71
Loan loss allowance to total loans	1.06	0.97	0.98	0.99	1.03
Loan loss allowance to non-performing loans	55.52	49.62	49.54	103.78	143.84
Net charge-offs to average loans	0.17	0.30	0.26	0.17	0.17